Exhibit 99.1

UNITED                                                                                                                  News Release

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UAL CORPORATION REACHES AGREEMENT TO AMEND DIP FINANCING CREDIT FACILITIES

Amendments Provide Liquidity Necessary to Complete Restructuring

Maturity Date Extended Through June 2005

Terms Reflect DIP Lenders' Confidence in UAL Financial Performance

CHICAGO, July 23, 2004 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today reported it has successfully negotiated an agreement to amend its debtor-in-possession (DIP) financing credit facilities with its current lenders, including JPMorganChase, Citigroup, and CIT, and a new lender, GE Capital.

The facilities will provide UAL with an additional $500 million in available funds, delivering the liquidity necessary to complete UAL's successful restructuring. The maturity date is June 30, 2005, giving the company additional flexibility as it moves to assemble an exit financing package. The agreement maintains the favorable interest rates and types of covenants established in the amended DIP agreement of May 2004.

The company will seek bankruptcy court approval of the amended DIP agreement at the omnibus hearing currently scheduled for August 20, 2004.

"Without the Air Transportation Stabilization Board (ATSB) loan guarantee, we need to do more restructuring and cost reduction work to formulate a business plan that will attract the financing necessary to exit Chapter 11. The amended DIP gives us the time and money to do this essential work in a systematic and measured way," said Jake Brace, United's executive vice president and chief financial officer. "The willingness of lenders to participate in the amended DIP following the denial of the federal loan guarantee reflects their confidence in our financial performance and ability to become more competitive by further improving our cost structure."

The amended DIP agreement contains financial covenants that do not permit the company to make any payments inconsistent with its current financial projections, effectively prohibiting further pension contributions before exit, unless the lenders otherwise consent based on a modified business plan. As a result, the company does not expect to make any pension contributions before exit because such payments would diminish the company's liquidity and reduce flexibility, thus impairing the company's ability to attract exit financing. In and of itself, this decision does not affect the benefits currently being paid under these plans.

By amending the DIP and not making these pension contributions, the company believes it will have adequate funding until its exit from bankruptcy. These actions will enhance UAL's flexibility while it continues to restructure in a challenging and uncertain marketplace.

In the absence of a federal loan guarantee, United's long-term business plan must have cash flow and liquidity levels that the capital markets are willing to finance. Because existing pension plan contributions will remain a huge financial burden after exit, it is incumbent on United to study all possible options and to determine whether United can sustain this burden and still attract exit financing. At present, no decisions have been made and much work and analysis needs to be completed. United is beginning to discuss this situation with its unions and other stakeholders.

News releases and other information about United Airlines can be found at the company's website, www.united.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to operate pursuant to the terms of the DIP financing; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the Company to propose and confirm one or more plans of reorganization; the potential adverse impact of the Chapter 11 cases on the Company's liquidity or results of operations; the appointment of a Chapter 11 trustee or conversion of the cases to Chapter 7; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions; the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; the costs associated with security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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